Exhibit 99.1

NEWS RELEASE

Five Below, Inc. Expands and Declassifies its Board of Directors, Announces Share Repurchase Program

PHILADELPHIA, PA – (June 14, 2022) – Five Below, Inc. (NASDAQ: FIVE) today announced results from its Annual Meeting of Shareholders.

FIVE’s board has been expanded to 11 directors with the addition of Bernard Kim, who has been elected as a new independent director, effective immediately. Mr. Kim is the Chief Executive Officer of Match Group, Inc. and brings to the board senior leadership experience with growing technology companies including Zynga and Electronic Arts.

Additionally, FIVE announced that it has amended its Amended and Restated Articles of Incorporation and Amended and Restated Bylaws to (i) implement the Company’s transition to annual elections for directors and (ii) increase the maximum allowable number of directors to fourteen. Directors will be elected for one-year terms beginning with the 2023 class of directors. Later classes will also stand for one-year terms at subsequent annual meetings as their current terms expire, and the board will be fully declassified by the 2025 Annual Meeting when the directors in the 2022 director class complete their elected terms.

FIVE also announced that its board of directors has approved a stock repurchase program for up to $100 million of its common shares through June 2025. The number of common shares actually repurchased, and the timing and price of repurchases, will depend upon market conditions, Securities and Exchange Commission requirements, and other factors. Shares may be repurchased from time to time on the open market, in privately negotiated transactions, or otherwise. Purchases may be started or stopped at any time without prior notice depending on market conditions and other factors.

About Five Below:

Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We believe life is better when customers are free to “let go & have fun” in an amazing experience filled with unlimited possibilities. With most items priced between $1 and $5, and some extreme value items priced beyond $5 in our incredible Five Beyond offering, Five Below makes it easy to say YES! to the newest, coolest stuff across eight awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and New & Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,200 stores in 40 states. For more information, please visit https://www.fivebelow.com or find Five Below on Instagram, TikTok, Twitter and Facebook @FiveBelow.

Investor Contact:

Five Below, Inc.

Christiane Pelz

Vice President, Investor Relations & Treasury

215-207-2658

Christiane.Pelz@fivebelow.com